Exhibit (e)(34)

SMART & FINAL LLC SUPPLEMENTAL DEFERRED

COMPENSATION PLAN TRUST

This Grantor Trust Agreement (the “Trust Agreement”) is made this 12th day of April, 2019 and effective the 1st day of January, 2019 by and between Smart & Final LLC (“the Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“the Trustee”).

Recitals

(a)                                 WHEREAS, the Company has adopted the nonqualified deferred compensation Plans and Agreements (the “Arrangements”) listed in Attachment A to this Trust Agreement;

(b)                                 WHEREAS, the Company has incurred or expects to incur liability under the terms of such Arrangements with respect to the individuals participating in such Arrangements (the “Participants and Beneficiaries”);

(c)                                  WHEREAS, the Company hereby establishes a Trust (the “Trust”) and shall contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to Participants and their Beneficiaries in such manner and at such times as specified in the Arrangements and in this Trust Agreement;

(d)                                 WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Arrangements as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

(e)                                  WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds (the “Fund”) to assist it in satisfying its liabilities under the Arrangements.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.                                          Establishment of the Trust

(a)                                 The Trust is intended to be a Grantor Trust, of which the Company is the Grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(b)                                 The Company shall be considered a Grantor for the purposes of the Trust.

(c)                                  The Trust shall be revocable by the Company prior to a Change of Control, but shall be irrevocable upon and following the occurrence of a Change of Control.

(d)                                 The Company hereby deposits with the Trustee in the Trust one-thousand dollars and zero cents ($1,000.00) (“Initial Contribution”) which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(e)                                  The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants, Beneficiaries and general creditors as herein set forth. Participants and their Beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Arrangements and this Trust Agreement shall be unsecured contractual rights of Participants and their Beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the general creditors of the Company under federal and state law in the event the Company is Insolvent, as defined in Section 3(a).

(f)                                   The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in the Trust to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Prior to a Change in Control, neither the Trustee nor any Participant or Beneficiary shall have any right to compel additional deposits.

(g)                                  In addition to the Initial Contribution, the Company shall make such other contributions as shall from time to time be authorized by due corporate action. Any such contributions made by the Company may be in cash, by letter of credit or, prior to the date as of which a Change in Control occurs, in such property (including, without limitation, securities issued by the Company) as the Company may determine. The Company shall keep accurate books and records with respect to the interest of each Participant in any Arrangement and shall provide copies of such books and records to the Trustee at any time as the Trustee shall request. Annually, the Company shall recalculate the Required Funding as of December 31 of the preceding year and, if the assets of the trust are less than the sum of the Required Funding, the Company shall make a contribution to the Trust in an amount equal to no less than 100% of the Required Funding.

(h)                                 Upon a Change in Control, the Company shall, as soon as possible, but in no event longer than thirty (30) days following the occurrence of a Change in Control, make an irrevocable contribution to the Trust in an amount that is sufficient (taking into account the Trust assets, if any, resulting from prior contributions) to fund the Trust in an amount equal to no less than 100% of the amount necessary to pay each Participant or Beneficiary the benefits to which Participants or their Beneficiaries would be entitled pursuant to the terms of the Arrangements as of the date on which the Change in Control occurred.

Section 2.                                          Payments to Participants and Their Beneficiaries

(a)                                 Prior to a Change in Control, distributions from the Trust shall be made by the Trustee to Participants and Beneficiaries at the direction of the Company. Prior to a Change in Control, the entitlement of a Participant or his or her Beneficiaries to benefits under the Arrangements shall be determined by the Company under the Arrangements, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Arrangements.

(b)                                 The Company may make payment of benefits directly to Participants or their Beneficiaries as they become due under the terms of the Arrangements. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants or their Beneficiaries. Before a Potential Change in Control or Change in Control, the Company may direct the Trustee in writing to reimburse the Company from the Trust assets for amounts paid directly to the Participants or their Beneficiaries by the Company. The Trustee shall reimburse the Company for such payments promptly after receipt by the Trustee of satisfactory evidence that the Company has made the direct payments. No such reimbursement shall be allowed upon or during a Potential Change in Control or after Change in Control that would result in Trust assets equaling less than 100% of the Required Funding.

In addition, if the principal of the Trust and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Arrangements, the Company shall make the balance of each such payment as it falls due in accordance with the Arrangements. The Trustee shall notify the Company where principal and earnings are not sufficient. Nothing in this Trust Agreement shall relieve the Company of its liabilities to pay benefits due under the Arrangements except to the extent such liabilities are met by application of assets of the Trust.

(c)                                  The Company shall deliver to the Trustee a schedule of benefits, to include state and federal tax withholding guidelines, due under the Arrangements on an annual basis. Immediately after a Potential Change in Control and before a Change in Control, the Company shall deliver to the Trustee an updated schedule of benefits due under the Arrangements. After a Change in Control, the Trustee shall pay benefits due in accordance with such schedule. After a Change in Control, the Company shall continue to make the determination of benefits due to Participants or their Beneficiaries and shall provide the Trustee with an updated schedule, to include state and federal tax withholding guidelines, of benefits due; provided however, a Participant or their Beneficiaries may make application to the Trustee for an independent decision as to the amount or form of their benefits due under the Arrangements. In making any determination required or permitted to be made by the Trustee under this Section, the Trustee shall, in each such case, reach its own independent determination, in its absolute and sole discretion, as to the amount or form of the Participant’s or Beneficiary’s payment hereunder. In making its determination, the Trustee may consult with and make such inquiries of such persons, including the Participant or Beneficiary, the Company, legal counsel, actuaries or other persons, as the Trustee may reasonably deem necessary. Any reasonable costs incurred by the Trustee in arriving at its determination shall be reimbursed by the Company and, to the extent not paid by the Company within a reasonable time, shall be charged to the Trust. The Company waives any right to contest any amount paid over by the Trustee hereunder pursuant to a good faith determination made by the Trustee notwithstanding any claim by or on behalf of the Company (absent a manifest abuse of discretion by the Trustee) that such payments should not be made.

(d)                                 The Trustee agrees that it will not itself institute any action at law or at equity, whether in the nature of an accounting, interpleading action, request for a declaratory judgment or otherwise, requesting a court or administrative or quasi-judicial body to make the determination required to be made by the Trustee under this Section 2 in the place and stead of the Trustee. The Trustee may (and, if necessary or appropriate, shall) institute an action to collect a contribution due the Trust following a Change in Control or in the event that the Trust should ever experience a short-fall in the amount of assets necessary to make payments pursuant to the terms of the Arrangements.

Section 3.                                          Trustee Responsibility Regarding Payments to the Trust Beneficiary When the Company Is Insolvent

(a)                                 The Trustee shall cease payment of benefits to Participants and their Beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)                                 At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(1)                                 The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing that the Company is Insolvent. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Participants or their Beneficiaries.

(2)                                 Unless the Trustee has actual knowledge that the Company is Insolvent, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(3)                                 If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Participants or their Beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their Beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Arrangements or otherwise.

(4)                                 The Trustee shall resume the payment of benefits to Participants or their Beneficiaries in accordance with Section 2 only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

(c)                                  Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants or their Beneficiaries under the terms of the Arrangements for the period of such discontinuance, less the aggregate amount of any payments made to Participants or their Beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section 4.                                          Payments When a Short-Fall of the Trust Assets Occurs

(a)                                 If there are not sufficient assets for the payment of current and expected future benefits pursuant to Section 2 or Section 3(c) and the Company does not otherwise make such payments within a reasonable time after demand from the Trustee, the Trustee shall allocate the Trust assets among the Participants or their Beneficiaries in the following order of priority:

(1)                                 vested Participants (regardless of whether they are actively employed) and their Beneficiaries; and

(2)                                 non-vested Participants (regardless of whether they are actively employed) and their Beneficiaries.

(b)                                 Within each category, assets shall be allocated pro-rata with respect to the total present value of benefits expected for each Participant or Beneficiary within the category, and payments to each Participant or Beneficiary shall be made to the extent of the assets allocated to each Participant or Beneficiary.

(c)                                  Upon receipt of a contribution from the Company necessary to make up for a short-fall in the payments due, the Trustee shall resume payments to all the Participants and Beneficiaries under the Arrangements. Following a Change in Control, the Trustee shall have the right and duty to compel a contribution to the Trust from the Company to make-up for any short-fall.

Section 5.                                          Payments to the Company

(a)                                 Except as provided in Section 2(b), Section 3, Section 5(b), and Section 8(a), the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Participants and their Beneficiaries pursuant to the terms of the Arrangements.

(b)                                 In the event that the Company, prior to a Change in Control, or the Trustee in its sole and absolute discretion, after a Change in Control, determines that the Trust assets exceed one- hundred twenty percent (120%) of the anticipated benefit obligations and administrative expenses that are to be paid under the Arrangements, the Trustee, at the written direction of the Company, prior to a Change in Control, or the Trustee in its sole and absolute discretion, after a Change in Control, shall distribute to the Company such excess portion of Trust assets.

Section 6.                                          Investment Authority

(a)                                 Prior to a Change in Control, the Company shall, subject to this Section 6, direct the Trustee with respect to investments.

(1)                                 The Company may direct the Trustee to segregate all or a portion of the Fund in a separate investment account or accounts and may appoint one or more investment managers and/or an investment committee established by the Company to direct the investment and reinvestment of each such investment account or accounts. In such event, the Company shall notify the Trustee of the appointment of each such investment manager and/or investment committee. No such investment manager shall be related, directly or indirectly, to the Company, but members of the investment committee may be employees of the Company.

(2)                                 Thereafter, until a Change in Control, the Trustee shall make every sale or investment with respect to such investment account as directed in writing by the investment manager or investment committee. It shall be the duty of the Trustee to act strictly in accordance with each direction. The Trustee shall be under no duty to question any such direction of the investment manager or investment committee, to review any securities or other property held in such investment account or accounts acquired by it pursuant to such directions or to make any recommendations to the investment managers or investment committee with respect to such securities or other property.

(3)                                 Notwithstanding the foregoing, the Trustee, without obtaining prior approval or direction from an investment manager or investment committee, shall invest cash balances held by it from time to time in short term cash equivalents including, but not limited to, through the medium of any short term fund established and maintained by the Trustee subject to the instrument establishing such fund, U.S. Treasury Bills, commercial paper (including such forms of commercial paper as may be available through the Trustee’s Trust Department), certificates of deposit (including certificates issued by the Trustee in its separate corporate capacity), and similar type securities, with a maturity not to exceed one year; and, furthermore, sell such short term investments as may be necessary to carry out the instructions of an investment manager or investment committee regarding more permanent type investment and directed distributions.

(4)                                 The Trustee shall neither be liable nor responsible for any loss resulting to the Fund by reason of any sale or purchase of an investment directed by the Company, an investment manager or investment committee nor by reason of the failure to take any action with respect to any investment which was acquired pursuant to any such direction in the absence of further directions of the Company, such investment manager or investment committee.

(i)                                     In carrying out any directions of the Company, investment manager or investment committee issued in accordance with this Trust Agreement, the Trustee may rely upon any order, certificate, notice, direction or other documentary confirmation purporting to have been issued by the Company, investment manager or investment committee which the Trustee believes to be genuine and to have been issued by the Company, investment manager or investment committee. The Trustee shall not be charged with knowledge of the termination of the appointment of any investment manager or investment committee until it receives written notice thereof from the Company.

(ii)                                  The Company, prior to a Change in Control, may direct the Trustee to invest in securities (including stock and the rights to acquire stock) or obligations issued by the Company.

(iii)                               At the direction of the Company, the Trustee shall exercise any and all voting rights associated with the Trust assets, give proxies, participate in any voting trusts, mergers, consolidations or liquidations, tender shares and exercise stock subscriptions or conversion rights.

(b)                                 Subsequent to a Change in Control, the Trustee, in its sole discretion, shall have the power in investing and reinvesting the Fund:

(1)                                 To invest and reinvest in any readily marketable common and preferred stocks (including any stock or security of the Company), bonds, notes, debentures (including convertible stocks and securities but not including any stock or security of the Trustee other than a de minimus amount held in a mutual fund), certificates of deposit or demand or time deposits (including any such deposits with the Trustee), limited partnerships or limited liability companies, private placements and shares of investment companies, and mutual funds, without being limited to the classes or property in which the Trustee is authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Fund. Without limitation, the Trustee may invest the Trust in any investment company (including any investment company or companies for which Wells Fargo Bank, National Association or an affiliated company acts as the investment advisor) or, any insurance contract or contracts issued by an insurance company or companies in each case as the Trustee may determine provided that the Trustee may in its sole discretion keep such portion of the Trust in cash or cash balances for such reasonable periods as may from time to time be deemed advisable pending investment or in order to meet contemplated payments of benefits;

(2)                                 To invest and reinvest all or any portion of the Fund collectively through the medium of any proprietary mutual fund that may be established and maintained by the Trustee;

(3)                                 To commingle for investment purposes all or any portion of the Fund with assets of any other similar trust or trusts established by the Company with the Trustee for the purpose of safeguarding deferred compensation or retirement income benefits of its employees and/or directors;

(4)                                 To retain any property at any time received by the Trustee;

(5)                                 To sell or exchange any property held by it at public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;

(6)                                 To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

(7)                                 To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof for any assessments levied with respect to any such property to be deposited;

(8)                                 To extend the time of payment of any obligation held by it;

(9)                                 To hold uninvested any moneys received by it, without liability for interest thereon, but only in anticipation of payments due for investments, reinvestments, expenses or disbursements;

(10)                          To exercise any and all voting rights associated with Trust assets, give proxies, participate in any voting trusts, mergers, consolidations or liquidations, tender shares and exercise stock subscription or conversion rights;

(11)                          For the purposes of the Trust, to borrow money from others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;

(12)                          To employ suitable contractors and counsel, who may be counsel to the Company or to the Trustee, and to pay their reasonable expenses and compensation from the Fund to the extent not paid by the Company;

(13)                          To register investments in its own name or in the name of a nominee; and to combine certificates representing securities with certificates of the same issue held by it in other fiduciary capacities or to deposit or to arrange for the deposit of such securities with any depository, even though, when so deposited, such securities may be held in the name of the nominee of such depository with other securities deposited therewith by other persons, or to deposit or to arrange for the deposit of any securities issued or guaranteed by the United States government, or any agency or instrumentality thereof, including securities evidenced by book entries rather than by certificates, with the United States Department of the Treasury or a Federal Reserve Bank, even though, when so deposited, such securities may not be held separate from securities deposited therein by other persons; provided, however, that no securities held in the Fund shall be deposited with the United States Department of the Treasury or a Federal Reserve Bank or other depository in the same account as any individual property of the Trustee, and provided, further, that the books and records of the Trustee shall at all times show that all such securities are part of the Fund;

(14)                          To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that the Trustee shall not be required to take any such action unless it shall have been indemnified by the Company to its reasonable satisfaction against liability or expenses it might incur therefrom;

(15)                          Subject to Section 7, to hold and retain policies of life insurance, annuity contracts, and other property of any kind which policies are contributed to the Trust by the Company or any subsidiary of the Company or are purchased by the Trustee;

(16)                          To hold any other class of assets which may be contributed by the Company and that is deemed reasonable by the Trustee, unless expressly prohibited herein;

(17)                          To loan any securities at any time held by it to brokers or dealers upon such security as may be deemed advisable, and during the terms of any such loan to permit the loaned securities to be transferred into the name of and voted by the borrower or others; and

(18)                          Generally, to do all acts, whether or not expressly authorized, that the Trustee may deem necessary or desirable for the protection of the Fund.

(c)                                  Following a Change in Control, the Trustee shall have the sole and absolute discretion in the management of the Trust assets and shall have all the powers set forth under Section 6(b). In investing the Trust assets, the Trustee shall consider:

(1)                                 the needs of the Arrangements;

(2)                                 the need for matching of the Trust assets with the liabilities of the Arrangements; and

(3)                                 the duty of the Trustee to act solely in the best interests of the Participants and their Beneficiaries.

(d)                                 The Trustee shall have the right, in its sole discretion, to delegate its investment responsibility to an investment manager who may be an affiliate of the Trustee. In the event the Trustee shall exercise this right, the Trustee shall remain, at all times responsible for the acts of an investment manager. The Trustee shall have the right to purchase an insurance policy or an annuity to fund the benefits of the Arrangements.

(e)                                  The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets (other than securities issued by the Trustee or the Company) of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity; provided, however, that, following a Potential Change in Control or Change in Control, no such substitution shall be permitted unless the Trustee determines that the fair market values of the substituted assets are equal.

Section 7.                                          Insurance Contracts

(a)                                 To the extent that the Trustee is directed by the Company prior to a Change in Control to invest part or all of the Fund in insurance contracts, the type and amount thereof shall be specified by the Company. The Trustee shall be under no duty to make inquiry as to the propriety of the type or amount so specified.

(b)                                 Each insurance contract issued shall provide that the Trustee shall be the owner thereof with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. The exercise by the Trustee of any incidents of ownership under any contract shall, prior to a Change in Control, be subject to the direction of the Company. After a Change in Control, the Trustee shall have all such rights.

(c)                                  The Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against an insurance policy held in the Fund.

(d)                                 No insurer shall be deemed to be a party to the Trust and an insurer’s obligations shall be measured and determined solely by the terms of contracts and other agreements executed by the insurer.

Section 8.                                          Disposition of Income

(a)                                 Prior to a Change in Control, all income received by the Trust, net of expenses and taxes, may be returned to the Company or accumulated and reinvested within the Trust at the direction of the Company.

(b)                                 Following a Change in Control, all income received by the Trust, net of expenses and taxes payable by the Trust, shall be accumulated and reinvested within the Trust.

Section 9.                                          Accounting by the Trustee

The following provisions shall apply to the records and accounting for the Trust:

(a)                                 The Trustee shall keep accurate records and accounts of all investments, receipts, and disbursements, and other transactions hereunder. As soon as reasonably practicable following the close of each annual accounting period of the Trust, and as soon as reasonably practicable after the resignation or removal of a Trustee has become effective, the Trustee shall file with the Company a written or electronic account setting forth all investments, receipts, disbursements, and other transactions effected by it during such year, or during the part of the year to the date the resignation or removal is effective, as the case may be, and containing a description of all securities purchased and sold, the cost or net proceeds of sale, the securities and investments held at the end of such period, and the cost of each item thereof as carried on the books of the Trustee. If the fair market value of an asset in the Fund is not available when necessary for accounting or reporting purposes, the fair value of the asset shall be determined in good faith by the Company, assuming an orderly liquidation at the time of such determination. If there is a disagreement between the Trustee and anyone as to any act or transaction reported in an accounting, the Trustee shall have the right to have its account settled by a court of competent jurisdiction. The Trustee shall be entitled to hold and to commingle the assets of the Trust in one Fund for investment purposes at the direction of the Company prior to a Change in Control; the Trustee may create one or more sub-accounts.

(b)                                 Upon the expiration of one hundred eighty (180) days from the date of filing such annual or other account, the Trustee shall be forever released and discharged from any liability or accountability to anyone with respect to the propriety of its acts or transactions shown in such account except with respect to any acts or transactions as to which the Company shall within such one hundred eighty-day period file with the Trustee a written statement claiming negligence, willful misconduct or lack of good faith on the part of the Trustee.

(c)                                  The Trustee shall retain its records relating to the Trust as long as necessary for the proper administration thereof and at least for any period required by applicable law.

Section 10.                                   Responsibility of the Trustee

(a)                                 The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Arrangements and this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute, subject, however to Section 2(d).

(b)                                 The Company hereby indemnifies the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, unless resulting from Trustee’s gross negligence, willful misconduct, or material breach of the provisions of or its obligations under this Trust Agreement. To the extent the Company fails to make any payment on account of an indemnity provided in this paragraph 10(b), in a reasonably timely manner, the Trustee may obtain payment from the Trust. If the Trustee undertakes or defends any litigation arising in connection with this Trust or to protect a Participant’s or Beneficiary’s rights under the Arrangements, the Company agrees to indemnify the Trustee against the Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments.  If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust. This indemnification and any other hold harmless provisions in this Trust Agreement shall survive the termination of this Trust Agreement.

(c)                                  Prior to a Change in Control, the Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change in Control the Trustee shall select independent legal counsel and may consult with counsel or other persons with respect to its duties and with respect to the rights of Participants or their Beneficiaries under the Arrangements.

(d)                                 The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by the Company.

(e)                                  The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein.

(f)                                   Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administration Regulations promulgated pursuant to the Code.

(g)                                  The Trustee is not a party to, and has no duties or responsibilities under, the Arrangements other than those that may be expressly contained in this Trust Agreement. In any case in which a provision of this Trust Agreement conflicts with any provision in the Arrangements, this Trust Agreement shall control.

(h)                                 The Trustee shall have no duties, responsibilities or liability with respect to the acts or omissions of any prior or successor Trustee.

Section 11.                                   Compensation and Expenses of the Trustee

The Trustee’s compensation shall be as agreed in writing from time to time by the Company and the Trustee. The Company shall pay administrative expenses and the Trustee’s fees and shall promptly reimburse the Trustee for reasonable fees and expenses of any of its agents hired in accordance with this Trust Agreement. If not so paid within thirty (30) days of being invoiced, the fees and expenses shall be paid from the Trust.

Section 12.                                   Resignation and Removal of the Trustee

(a)                                 Prior to a Change in Control, the Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and the Trustee agree otherwise. Following a Change in Control, the Trustee may resign only after the appointment of a successor Trustee.

(b)                                 The Trustee may be removed by the Company on sixty (60) days’ notice or upon shorter notice accepted by the Trustee prior to a Potential Change in Control or Change in Control. Subsequent to a Potential Change in Control or Change in Control, the Trustee may only be removed by the Company with the consent of a Majority of the Participants.

(c)                                  If the Trustee resigns within two (2) years after a Change in Control, as defined herein, the Company, or if the Company fails to act within a reasonable period of time following such resignation, the Trustee, may apply to a court of competent jurisdiction for the appointment of a successor trustee which satisfies the requirements of Section 13 or for instructions.

(d)                                 Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within sixty (60) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

(e)                                  If the Trustee resigns or is removed, a successor shall be appointed by the Company, in accordance with Section 13, by the effective date of resignation or removal under paragraphs) (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All reasonable expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 13.                                   Appointment of Successor

(a)                                 If the Trustee resigns or is removed in accordance with Section 12, the Company may appoint, subject to Section 12, any third party, such as a bank trust department or other third party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the successor trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor trustee to evidence the transfer.

(b)                                 The successor trustee need not examine the records and acts of any prior trustee and may retain or dispose of existing Trust assets, subject to Sections 9 and 10.

Section 14.                                   Amendment or Termination

(a)                                 This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company, except as otherwise provided in this Section 14. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Arrangements or shall make the Trust revocable.

(b)                                 This Trust Agreement may not be amended by the Company following a Potential Change in Control or Change in Control without the written consent of a Majority of the Participants. In the event a Change in Control, as defined herein, does not occur within two (2) years of a Potential Change in Control, the Company’s right to amend the Trust without the consent of a Majority of Participants shall be restored pursuant to Section 14(a).

(c)                                  Following a Change in Control, the Trust shall not terminate until the date on which Participants and their Beneficiaries have received all of the benefits due to them under the terms and conditions of the Arrangements.

(d)                                 Upon written approval of all Participants or Beneficiaries entitled to payment of benefits pursuant to the terms of the Arrangements, the Company may terminate this Trust prior to the time all benefit payments under the Arrangements have been made. All assets in the Trust at termination shall be returned to the Company. If the Company revokes the Trust under Section 1(c), the Trust shall be considered terminated and all assets shall be returned to the Company.

Section 15.                                   Change in Control

(a)                                 For purposes of this Trust, the following terms shall be defined as set forth below:

(1)                                 Potential Change in Control shall mean:

(i)                                     the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, other than the trustee of any other trust or plan maintained for the benefit of employees of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20 percent or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;

(ii)                                  the announcement by any person of an intention to take actions which might reasonably result in a business combination between the Company and an entity which has a market capitalization equal to or greater than 80% of the Company;

(iii)                               the issuance of a proxy statement by the Company with respect to an election of directors for which there is proposed one or more directors who are not recommended by the Board of Directors of the Company or its nominating committee, where the election of such proposed director or directors would result in a Change in Control as defined in Section 15(a)(2)(iii); or

(iv)                              submission to the Incumbent Board (as defined below) of nominations which, if approved, would change the Executive Officer configuration of the Company (at the Executive Vice President level and above) by 50% or more.

(2)                                 Change in Control shall mean:

(i)                                     the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, other than the trustee of any other trust or plan maintained for the benefit of employees of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally, or the approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation, in each case, where persons who were shareholders of the Company immediately prior to such reorganization, merger, share exchange or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, surviving or consolidated company’s then outstanding securities; or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company’s assets;

(ii)                                  consummation of a business combination between the Company and any entity which has a market capitalization equal to or greater than 80% of the market capitalization of the Company;

(iii)                               individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least an 80% majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a- 11 of Regulation 14A promulgated under the Act) shall be considered as though such person were a member of the Incumbent Board; or

(iv)                              a change of 50% in the Executive Officers of the Company at the level of Executive Vice President and above within a consecutive twelve (12) month period.

For purposes of this Section 15(a), the Incumbent Board, by a majority vote, shall have the power to determine on the basis of information known to them (a) the number of shares beneficially owned by any person, entity or group; (b) whether there exists an agreement, arrangement or understanding with another as to matters referred to in this Section 15(a); and (c) such other matters with respect to which a determination is necessary under this Section 15(a).

(3)                                 Majority of Participants shall mean Participants whose vested account balance(s) within the Arrangements) indicated on Attachment A of this Trust Agreement exceed 50% of the Trust Assets.

(b)                                 The Chief Executive Officer of the Company shall have the specific authority to determine whether a Potential Change in Control or Change in Control has transpired, and to determine whether the Potential Change in Control is void under the guidance of this Section 15 and shall be required to give the Trustee notice of a Potential Change in Control, a Change in Control, or a void Potential Change in Control. The Trustee shall be entitled to rely upon such notice, but if the Trustee receives notice of a Change in Control from another source, the Trustee shall make its own independent determination.

Section 16.                                   Confidentiality

This Trust Agreement and certain information relating to the Trust is “Confidential Information” pursuant to applicable federal and state law, and as such it shall be maintained in confidence and not disclosed, used or duplicated, except as described in this Section 16. If it is necessary for the Trustee to disclose Confidential Information to a third party in order to perform the Trustee’s duties hereunder and the Company has authorized the Trustee to do so, the Trustee shall disclose only such Confidential Information as is necessary for such third party to perform its obligations to the Trustee and shall, before such disclosure is made, ensure that said third party understands and agrees to the confidentiality obligations set forth herein. The Trustee and the Company shall maintain appropriate information security programs and adequate administrative and physical safeguards to prevent the unauthorized disclosure, misuse, alteration or destruction of Confidential Information, and shall inform the other party as soon as possible of any security breach or other incident involving possible unauthorized disclosure of or access to Confidential Information. Confidential Information shall be returned to the disclosing party upon request. Confidential Information does not include information that is generally known or available to the public or that is not treated as confidential by the disclosing party, provided, however, that this exception shall not apply to any publicly available information to the extent that the disclosure or sharing of the information by one or both parties is subject to any limitation, restriction, consent, or notification requirement under any applicable federal or state information privacy law or regulation. If the receiving party is required by law, according to the advice of competent counsel, to disclose Confidential Information, the receiving party may do so without breaching this Section 16, but shall first, if feasible and legally permissible, provide the disclosing party with prompt notice of such pending disclosure so that the disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 16.

Section 17.                                   Force Majeure

Notwithstanding anything to the contrary contained herein, the Trustee shall not be responsible or liable for any losses to the Fund resulting from any event beyond the reasonable control of the Trustee, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, eminent domain or similar action by any governmental authority; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utility, telecommunication, or computer systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or poor or incomplete data provided by the Company; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event.

Section 18.                                   Miscellaneous

(a)                                 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)                                 The Company hereby represents and warrants that all of the Arrangements have been established, maintained and administered in accordance with all applicable laws, including without limitation, ERISA.

(c)                                  Benefits payable to Participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(d)                                 This Trust Agreement shall be governed by and construed in accordance with the laws of North Carolina.

(e)                                  If a provision of this Trust Agreement requires that a communication or document be provided to the Trustee in writing or written form, that requirement may also be satisfied by a facsimile transmission, electronic mail or other electronic transmission of text (including electronic records attached thereto), if the Trustee reasonably believes such communication or document has been signed, sent or presented (as applicable) by any person or entity authorized to act on behalf of the Company. Any electronic mail or other electronic transmission of text will be deemed signed by the sender if the sender’s name or electronic address appears as part of, or is transmitted with, the electronic record. The Trustee will not incur any liability to anyone resulting from actions taken in good faith reliance on such communication or document. Nor shall the Trustee incur any liability in executing instructions from any person or entity authorized to act on behalf of the Company prior to receipt by it of notice of the revocation of the written authority of such person or entity.

IN WITNESS WHEREOF, this Trust Agreement has been executed on behalf of the parties hereto on the day and year first above written.

SMART & FINAL LLC	WELLS FARGO BANK, NATIONAL ASSOCIATION as TRUSTEE

/s/ Richard N. Phegley	/s/ Andrew J. Franck

By: Richard N. Phegley	By: Andrew J. Franck

Its: Executive Vice President & Chief Financial Officer	Its: Vice President

ATTEST:	ATTEST:

/s/ Eugene M. Smith	/s/ Stephen Howell

By: Eugene M. Smith	By: Stephen Howell

Its: Group Vice President; Treasurer & Financial Planning	Its: Vice President & Relationship Manager

Attachment A

The following Arrangements are covered by this Trust:

Smart & Final LLC Supplemental Deferred Compensation Plan II